UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2019

Ondas Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-56004	47-2615102
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation

165 Gibraltar Court, Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)

(888) 350-9994

Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On March 13, 2019, the Board of Directors of Ondas Holdings Inc. (the “Company”) and the Audit Committee of the Board of Directors (the “Audit Committee”), following discussions with management, determined that the Company’s previously issued quarterly and year-to-date unaudited condensed consolidated financial statements for September 30, 2018 should no longer be relied upon, and should be restated due to errors in recording the conversion of debt on September 28, 2018 and the omission of recognizing a modification of debt on July 11, 2018. With the modification on July 11, 2018, the Company should have recorded a loss on extinguishment of debt in the amount of $44,348 and reclassified the derivative liability at its fair value in the amount of $1,141,995 to additional paid in capital as the derivative liability was eliminated in the modification. On September 28, 2018, the debt conversion was originally recorded as a gain in the amount of $3,976,992, however it should have been recorded in common stock and additional paid in capital as a result of the July 11, 2018 debt modification.

The impact of these errors on the condensed consolidated balance sheet as of September 30, 2018 and the condensed consolidated statement of operations for the three months and nine months ended September 30, 2018 is set forth below:

Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2018
	As Previously Reported	As Restated	Restatement
Total assets	$1,206,063	$1,206,063	$—

Total liabilities	$11,101,777	$11,101,777	$—

Stockholders’ Deficit:
Preferred stock	—	—	—
Common stock	$5,046	5,046	—
Additional paid in capital	14,334,570	17,616,073	(3,281,503)
Subscriptions receivable	(1,958)	(1,958)	—
Accumulated deficit	(24,233,372)	(27,514,875)	3,281,503
Total stockholders’ deficit	(9,895,714)	(9,895,714)	—
Total liabilities and stockholders’ deficit	$1,206,063	$1,206,063	$—

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended September 30, 2018
	As Previously Reported	As Restated	Restatement
Gross profit	$28,749	$28,749	$—

Operating loss	$(2,072,459)	$(2,072,459)	$—

Other income (expense)
Interest expense	(2,381,602)	(1,618,834)	(762,768)
Change in fair value of derivative
liability	22,931	—	22,931
Gain (loss) on conversion of debt	3,976,992	(44,348)	4,021,340
Interest income	6,606	6,606	—
Total other income (expense)	1,624,927	(1,656,576)	3,281,503
Net loss	$(447,532)	$(3,729,035)	$3,281,503
Net kiss per share – basic and diluted	$(0.02)	$(0.16)	$(0.14)

Condensed Consolidated Statement of Operations (Unaudited)

	Nine Months Ended September 30, 2018
	As Previously Reported	As Restated	Restatement
Gross profit	$83,180	$83,180	$—

Operating loss	$(3,953,657)	$(3,953,657)	$—

Other income (expense)
Interest expense	(2,932,674)	(2,169,906)	(762,768)
Change in fair value of derivative
liability	(952,971)	(975,902)	22,931
Gain (loss) on conversion of debt	3,976,992	(44,348)	4,021,340
Interest income	13,416	13,416	—
Total other income (expense)	104,763	(3,176,740)	3,281,503
Net loss	$(3,848,894)	$(7,130,397)	$3,281,503
Net loss per share – basic and diluted	$(0.18)	$(0.34)	$(0.16)

Condensed Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2018
	As Previously Reported	As Restated	Restatement
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,848,894)	$(7,130,397)	$3,281,503
Adjustments to reconcile net lost to net cash flows used in operating activities:
Depreciation	15,405	15,405	—
Allowance for doubtful accounts	(7,914)	(7,914)	—
Amortization of debt discount and deferred financing costs	907,891	145,123	762,768
Amortization of intangible assets	77	77	—
Change in fair value of derivative liability	952,971	975,902	(22,931)
Loss (gain) on conversion	(3,976,992)	44,348	(4,021,340)
Changes in operating assets and liabilities:
Accounts receivable	1,929	1,929	—
Inventory	(137,725)	(137,725)	—
Other current assets	(110,113)	(110,113)	—
Accounts payable	45,355	45,355	—
Accrued expenses and other current liabilities	1,515,384	1,515,384	—
Net cash flows used in operating activities	(4,642,626)	(4,642,626)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash flows used in investing activities	(185,780)	(185,780)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash flows provided by financing activities	4,884,593	4,884,593	—

Increase in cash and cash equivalents	56,187	56,187	—
Cash and cash equivalents, beginning of period	460,064	460,604	—
Cash and cash equivalents, end of period	$516,251	$516,251	$—

In connection with this restatement, management has determined that a material weakness existed in the Company’s internal control over financial reporting as of September 30, 2018 and through December 31, 2018. The Company’s chief executive officer and chief financial officer have concluded that the Company’s disclosure controls and procedures were not effective at the reasonable assurance level as of September 30, 2018 and December 31, 2018, and the Company’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2018.

Members of the Company’s senior management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with Rosenberg Rich Baker Berman, P.A., the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2019	ONDAS HOLDINGS INC.

By:	/s/Eric A. Brock
Eric A. Brock
Chief Executive Officer